EXHIBIT 99.1

For more information:
Joe McCreery
Head of Investor Relations
903-988-6425

FOR IMMEDIATE RELEASE

MARTIN MIDSTREAM PARTNERS ANNOUNCES
AMENDED AND UPSIZED $900 MILLION REVOLVING CREDIT FACILTY

KILGORE, TX, July 1, 2014 (GlobeNewswire) - Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Partnership”) announced today that it has entered into a newly amended $900 million revolving credit facility with commitments from 25 lenders. This new agreement replaces the previous credit facility of $637.5 million. The revolving credit facility is the Partnership’s primary source of liquidity and matures March 28, 2018. As of June 30, 2014, the Partnership had $290 million outstanding on its revolving credit facility.

Ruben Martin, President and Chief Executive Officer of Martin Midstream GP LLC (“MMGP”), MMLP’s general partner said, “We are pleased to have closed on a larger credit facility opportunistically capitalizing on a strong market for bank capital. With our amended facility, we achieved several positive structural enhancements to our covenant package and were able to improve our pricing grid lowering our cost of capital.”

Forward Looking Statements

Statements in this press release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Partnership's control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Martin Midstream Partners L.P. (NASDAQ: MMLP)
Martin Midstream Partners L.P. is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership's primary business segments include: (1) terminalling, storage and packaging services for petroleum products and by-products; (2) natural gas services, including liquids distribution services and natural gas storage; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) marine transportation services for petroleum products and by-products.

Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.